Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces First Quarter 2016 Profit

•                  Net income of $27 million, or $0.52 per diluted share, for the first quarter of 2016

•                  Pre-tax income of $45 million for the first quarter of 2016, a 174% increase from Q1 2015

ST. GEORGE, Utah, April 28, 2016.  SkyWest, Inc. (NASDAQ: SKYW) today reported financial and operating results for the first quarter of 2016, including net income of $27 million or $0.52 per diluted share, up from net income of $10 million or $0.18 per diluted share in Q1 2015.  Pre-tax income for the first quarter of 2016 was $45 million compared to $16 million in Q1 2015.

Operating income was $62 million, or 8.1% in operating margin, for the first quarter of 2016, compared to $34 million, or 4.5% in operating margin, in Q1 2015.  The improvement in operating margin was primarily due to new aircraft added to profitable flying contracts, economic improvements from fleet transition and certain existing flying contracts, additional financial incentives earned through improved operating performance and a reduction in the number of aircraft operating under unprofitable or less-profitable flying contracts.

Commenting on the results, Chip Childs, SkyWest, Inc. Chief Executive Officer, said “The quarter’s strong results reflect the value SkyWest has been able to generate for our partners through solid, reliable operating performance.  The demand for our service and aircraft is strong and we remain focused on continuing to drive incremental improvement in fleet economics to create long-term value for our stakeholders.  The quarter’s performance is a huge credit to our 20,000 professionals who deliver a quality product to our passengers and major airline partners.”

Q1 2016 Financial Highlights

Revenue was $762 million in Q1 2016, up $2 million from Q1 2015.  The increase in revenue included the net impact of 29 aircraft added to profitable flying agreements and the removal of 66 aircraft from unprofitable or less-profitable flying agreements since Q1 2015.  Q1 2016 revenue also reflected rate increases under certain existing SkyWest flying contracts, additional flying under pro-rate arrangements, and higher contract performance incentives earned compared to Q1 2015.

Operating expenses were $700 million in Q1 2016, down by $26 million from Q1 2015. This improvement primarily related to lower direct operating costs from fewer aircraft in service, a reduction in fuel costs, maintenance cost savings initiatives, partially offset by additional crew training costs in anticipation of scheduled Embraer E175 aircraft (“E175”) deliveries.

Q1 2016 Operational Update

Flight completion rates at SkyWest Airlines, Inc. (“SkyWest Airlines”) and ExpressJet Airlines, Inc. (“ExpressJet”) for Q1 2016 and Q1 2015 are summarized as follows:

	SkyWest Airlines		ExpressJet
	Q1 2016	Q1 2015	Q1 2016	Q1 2015
Adjusted Completion *	99.84%	99.44%	99.85%	99.61%
Raw Completion	97.80%	97.71%	97.22%	95.48%

* Adjusted Completion excludes weather cancellations. Raw Completion includes weather cancellations.

SkyWest’s total aircraft in service decreased by four aircraft during the first quarter of 2016 as follows:

Aircraft available for scheduled service at December 31, 2015:		660
Additions:
New E175 aircraft with Alaska Airlines, Inc. (“Alaska”):	2
New E175 aircraft with United Airlines, Inc. (“United”):	1
Total Additions:		3
Removals:
ERJ145 aircraft from United:	(5)
CRJ200 aircraft from Delta Air Lines (“Delta”):	(1)
CRJ700 aircraft from Delta:	(1)
Total Removals:		(7)
Aircraft available for scheduled service at March 31, 2016:		656

SkyWest’s total aircraft in service decreased by 37 aircraft from March 31, 2015 to March 31, 2016 as follows:

Aircraft available for scheduled service at March 31, 2015:		693
Additions:
New E175 aircraft with United:	12
New E175 aircraft with Alaska:	7
Used E145 aircraft with American Airlines, Inc. (“American”):	10
Total Additions:		29
Removals:
ERJ145 aircraft from United service:	(43)
CRJ200 aircraft from service with multiple partners:	(10)
CRJ700 aircraft from Delta service:	(1)
EMB120 aircraft from service with multiple partners:	(12)
Total Removals:		(66)
Aircraft available for scheduled service at March 31, 2016:		656

Under its fleet transition plan, SkyWest generated approximately 24,000 additional block hours, or a 14% increase, with its dual-class aircraft (E175s and CRJ700s/900s) during Q1 2016, compared to Q1 2015.  SkyWest had a reduction of approximately 54,000 block hours, or a 16% decrease, with its 50-seat and smaller aircraft (ERJ145s/135s, CRJ200s and EMB120s) during Q1 2016, compared to Q1 2015.

The following table outlines SkyWest’s anticipated delivery schedule for new E175 aircraft through June 2017:

	Total in-service	E175 Aircraft Scheduled Deliveries			Total anticipated in-service
	March 31, 2016	Q2 2016	2H 2016	1H 2017	June 30, 2017
United	41	6	7	11	65
Alaska	7	2	6	5	20
Delta	—	—	13	6	19
Total E175s:	48	8	26	22	104

SkyWest reached an agreement with Alaska to take delivery of five additional E175 aircraft in 2017, resulting in a total of 20 E175 aircraft expected to be in service with Alaska by the second half of 2017.

Q1 2016 Capital and Liquidity Update

SkyWest had $442 million in cash and marketable securities at March 31, 2016, a decrease of $56 million from December 31, 2015.  SkyWest made $35 million in scheduled semi-annual aircraft lease pre-payments during Q1 2016. SkyWest issued $68 million in new long-term debt during Q1 2016 to finance the three new E175s delivered during the quarter.  Total debt, net of principal payments, increased by $11 million during the quarter.

In the first quarter of 2016, SkyWest made capital investments of $30 million:  $12 million in equity toward the purchase of three E175 aircraft, $5 million for a related spare engine, and $13 million in other capital expenditures.

For the second quarter of 2016, SkyWest estimates capital investments of $50 million:  $32 million in equity toward the purchase of eight E175 aircraft, $5 million for a related spare engine, and $13 million in other capital expenditures.

About SkyWest

SkyWest, Inc. is the holding company for two scheduled passenger airline operations and an aircraft leasing company. SkyWest’s airline companies provide commercial air service in cities throughout North America with more than 3,000 scheduled daily flights carrying nearly 57 million passengers annually. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines and Alaska Airlines. ExpressJet Airlines operates through partnerships with United Airlines, Delta Air Lines and American Airlines. Based in St. George, Utah, SkyWest continues to set the standard for excellence across the regional industry with unmatched value for customers, shareholders and its nearly 20,000 employees. This press release and additional information regarding SkyWest can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “estimates”, “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet and their major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the ability of ExpressJet to realize potential synergies and other anticipated financial impacts of the consolidation of its operations, the possibility that future financial and operating results of ExpressJet may not meet SkyWest’s forecasts and the timing of ongoing consolidation of the operations of ExpressJet, if achieved; the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest, SkyWest Airlines, or ExpressJet; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; the ability to attract and retain qualified pilots and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2015, entitled “Risk Factors.”

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended March 31
	2016	2015
OPERATING REVENUES
Passenger	$744,390	$742,498
Ground handling and other	17,685	17,900
Total operating revenues	762,075	760,398

OPERATING EXPENSES
Salaries, wages and benefits	305,557	302,845
Aircraft maintenance, materials and repairs	138,859	158,257
Depreciation and amortization	67,801	65,691
Aircraft rentals	67,124	70,412
Aircraft fuel	25,332	27,300
Ground handling services	20,984	23,973
Other operating expenses	74,609	77,845
Total operating expenses	700,266	726,323
OPERATING INCOME	61,809	34,075

OTHER INCOME (EXPENSE)
Interest income	430	640
Interest expense	(17,725)	(18,465)
Total other expense, net	(17,295)	(17,825)

INCOME BEFORE INCOME TAXES	44,514	16,250
PROVISION FOR INCOME TAXES	17,422	6,630
NET INCOME	$27,092	$9,620

BASIC EARNINGS PER SHARE	$0.53	$0.19
DILUTED EARNINGS PER SHARE	$0.52	$0.18

Weighted average common shares
Basic	51,218	51,457
Diluted	52,014	52,392

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	March 31, 2016	December 31, 2015
Cash, restricted cash, and marketable securities	$442,309	$497,919
Other current assets	542,382	519,651
Total current assets	$984,691	$1,017,570

Property and equipment, net	3,464,425	3,432,597
Deposit on aircraft	38,150	38,150
Other long term assets	325,792	293,667
Total assets	$4,813,058	$4,781,984

Current portion, long-term debt	$274,325	$268,667
Other current liabilities	455,058	479,359
Total current liabilities	$729,383	$748,026

Long-term debt, net of current maturities	1,664,766	1,659,234
Other long-term liabilities	883,008	868,289
Stockholders’ equity	1,535,901	1,506,435
Total liabilities and stockholder’s equity	$4,813,058	$4,781,984

Unaudited Operating Highlights

	Three Months Ended March 31
	2016	2015	Change
Passengers carried	12,668,546	13,190,537	(4.0)%
Revenue passenger miles (000)	6,721,216	6,967,911	(3.5)%
Available seat miles (000)	8,506,355	8,692,116	(2.1)%
Block hours	486,872	516,774	(5.8)%
Departures	286,475	304,599	(6.0)%
Passenger load factor	79.0%	80.2%	1.20	pts
Yield per revenue passenger mile	$0.111	$0.107	3.7%
Revenue per available seat mile	$0.090	$0.087	3.4%
Cost per available seat mile	$0.084	$0.086	(2.3)%
Fuel cost per available seat mile	$0.003	$0.003	—
Average passenger trip length	531	528	0.6%

Quarterly Fleet Forecast for 2016

	As of Dec. 31, 2015	As of March 31, 2016	As of June 30, 2016	As of Sept. 30, 2016	As of Dec. 31, 2016
	(Actual)	(Actual)	(Estimate)	(Estimate)	(Estimate)
Fleet Summary
76 seat E175s	45	48	56	67	82
65-76 seat CRJs	203	202	195	190	183
50 seat RJs	412	406	383	378	369
Totals	660	656	634	635	634

Aircraft counts above exclude aircraft removed from scheduled service.

Completed Block Hours by Aircraft Type and Airline

	Q1-2016	Q1-2015	% Change
E175	43,114	19,000	126.9%
CRJ700/900s	159,306	159,030	(0.2)%
CRJ200	156,758	165,946	(5.5)%
ERJ145/135	127,694	161,825	(21.1)%
EMB120	—	10,973	(100.0)%
	486,872	516,774	(5.8)%

	Q1-2016	Q1-2015	Variance
SkyWest Airlines	271,536	255,396	6.3%
ExpressJet	215,336	261,378	(17.6)%
	486,872	516,774	(5.8)%

Quarterly Fleet, Block Hour and ASM Production Forecast for 2016

	Q1 16	Q2 16	Q3 16	Q4 16	Total 2016
	(Actual)	(Estimate)	(Estimate)	(Estimate)	(Estimate)
Block hours	486,872	494,000	502,000	483,000	1,966,000
ASMs	8.5b	8.6b	8.3b	8.1b	33.5b